Exhibit 10.14
Vera Bradley, Inc.
2010 Equity and Incentive Plan

LONG TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT/PERFORMANCE UNIT
TERMS AND CONDITIONS
1.Definitions. Any term capitalized herein but not defined will have the meaning set forth in the Vera Bradley, Inc. 2010 Equity and Incentive Plan (the "Plan").

2.Grant and Vesting of Restricted Stock Units.

(a)As of the grant date specified in the Award Agreement (the "Grant Date"), the Participant will be credited with the number of Restricted Stock Units set forth in the Award Agreement. Each Restricted Stock Unit is a notional amount that represents one unvested share of Common Stock. Each Restricted Stock Unit constitutes the right, subject to the terms and conditions of the Plan and this document, to the distribution of a Share if and when the Restricted Stock Unit vests.

(b)Restricted Stock Units will vest on each of the first three anniversaries of the Grant Date. If the Participant's Service with the Company and all of its Affiliates terminates before the date that a grant of Restricted Stock Units vests, his or her right to receive the Shares underlying such unvested Restricted Stock Units will be only as provided in Section 5.

3.Grant and Vesting of Performance Units ("Performance RSUs").

(a)As of the Grant Date, the Participant will be credited with the number of Performance RSUs set forth in the Award Agreement. Each Performance RSU is a notional amount that represents one unvested share of Common Stock. Each Performance RSU constitutes the right, subject to the terms and conditions of the Plan and this document, to the distribution of a Share if and when the Performance RSU is deemed earned and vested.

(b)Performance RSUs granted under the Plan are intended to qualify as performance-based compensation under section 162(m) of the Internal Revenue Code of 1986, as amended ("Code"). Performance RSUs (or tranches of such Performance RSUs) will become earned only if the Company achieves a stated level of "Earnings Per Share" (as defined below) during the applicable Performance Year within the Performance Period as set forth in the Award Agreement. Except as provided in Section 5, any earned Performance RSUs (and the Participant's right to receive the Shares underlying such Performance RSUs) will become vested only if the Participant remains continuously employed with the Company during the Performance Period. The following additional provisions apply to grants of Performance RSUs:

(i)Certification of Results. Before any award of Performance RSUs is deemed earned with respect to a Performance Period, the Committee shall certify, in accordance with Section 9.5 of the Plan, in writing (i) that the performance goals described in the Award Agreement has been achieved for the Performance Period, and (ii) the calculation of "Earnings Per Share" (as defined below) for each Performance Year within the Performance Period.

(ii)Definition of "Earnings Per Share." For purposes of this Subsection 3(b), the term "Earnings Per Share" means, with respect to any Awards of Performance RSUs, the Company's consolidated earnings per share, as determined in accordance with U.S. GAAP, adjusted to exclude the effects, as shown on the financial statements furnished as part of Form 8-K (announcing the Company's fiscal year-end financial results) for any fiscal year of the Company ending with or within the Performance Period, of (i) any acquisition during the Performance Period, including the amortization expense of intangible assets acquired during the Performance Period, (ii) material charges or income arising from litigation, (iii) corporate restructuring, asset impairment, or other special charges, and (iv) cumulative effect of changes to U.S. GAAP accounting.

(iii)Definition of "Performance Year." For purposes of this Subsection 3(b), the term "Performance Year" means, with respect to any Awards of Performance RSUs, each fiscal year of the Company ending within the Performance Period.

(iv)Finality of Committee Determinations. Any determination by the Committee of Earnings per Share and the level and entitlement to the Award of Performance RSUs, and any interpretation, rule, or decision adopted by the Committee under the Plan or in carrying out or administering the Plan, is final and binding for all purposes and upon all interested persons, their heirs, and personal representatives. The Committee may rely conclusively on determinations made by the Company and its auditors to determine Earnings per Share and related information for purposes of administration of the Plan, whether such information is determined by the Company, its auditors, or a third-party vendor engaged to provide such information to the Company. This Subsection is not intended to limit the Committee's power, to the extent it deems proper in its sole discretion, to take any action permitted under the Plan and Code Section 162(m).

4.Rights as a Stockholder.

(a)Unless and until a Restricted Stock Unit or an earned Performance RSU, as applicable, has vested and the Share underlying it has been distributed to the Participant, the Participant will not be entitled to vote in respect of that Restricted Stock Unit or Performance RSU (as applicable) or that Share.

(b)If the Company declares a cash dividend on its Shares, then, on the payment date of the dividend, the Participant will be credited with dividend equivalents equal to the amount of cash dividend per Share multiplied by the number of outstanding Restricted Stock Units or Performance RSUs (as applicable) credited to the Participant through the record date. The dollar amount credited to a Participant under the preceding sentence will be credited to an account ("Account") established for the Participant for bookkeeping purposes only on the books of the Company. The amounts credited to the Account will be credited as of the last day of each month with interest, compounded monthly, until the amount credited to the Account is paid to the Participant. The rate of interest credited under the previous sentence will be the prime rate of interest as reported by the Midwest edition of the Wall Street Journal for the second business day of each fiscal quarter on an annual basis. The balance in the Account will be subject to the same terms regarding vesting and forfeiture as the Participant's Restricted Stock Units or Performance RSUs, as applicable, awarded under the applicable Award Agreement, and will be paid in cash in a single sum at the time that the Shares associated with the Participant's Restricted Stock Units or Performance RSUs, as applicable, are delivered (or forfeited at the time that the Participant's Restricted Stock Units or Performance RSUs, as applicable, are forfeited).

5.Termination of Service; Change in Control. If a Participant's Service is terminated for any reason during the applicable Restricted Period or Performance Period, the terms and conditions of the underlying Award Agreement will govern when and whether the Participant will forfeit the right to receive Shares underlying any Restricted Stock Units or Performance RSUs, as applicable, that have not yet vested. To the extent provided in the underlying Award Agreement, all or a portion of the previously unvested Restricted Stock Units or Performance RSUs, as applicable, then outstanding will vest immediately prior to or upon the consummation of a Change in Control.

For purposes hereof, a "Change in Control" shall mean the occurrence of any one or more of the following: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission as in effect on the date of this Award), other than (i) Barbara Baekgaard, Patricia Miller, Michael Ray and Kim Colby and their respective heirs and descendants and any trust established for the benefit of such Persons, (ii) the Company or a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (iii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, of securities of the Company representing more than twenty-five percent (25%) of the combined voting power of the Company's then outstanding securities; (b) the occupation of a majority of the seats (other than vacant seats) on the Board by Persons who were neither (i) nominated by the Board nor (ii) appointed by directors so nominated; or (c) the consummation of (i) an agreement for the sale or disposition of all or substantially all of the Company's assets, or (ii) a merger, consolidation or reorganization of the Company with or involving any other corporation, other than a merger, consolidation or reorganization that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation or reorganization.
6.Timing and Form of Payment. Except as provided in this Section or in clauses 2(b) or 3(b) or Section 5, above, once a Restricted Stock Unit vests or a Performance RSU is earned and vested, as applicable, the Participant will be entitled to receive a Share in its place. Delivery of the Share will be made, including delivery with respect to a Disabled Participant, or to the estate of a deceased Participant, after the end of the Restricted Period or Performance Period, as applicable, and not later than the 15th day of the third month following the end of the Restricted Period or Performance Period, as applicable. Shares will be credited to an account established for the benefit of the Participant with the Company's administrative agent. The Participant will have full legal and beneficial ownership with respect to the Shares at that time.

7.Assignment and Transfers. The Participant may not assign, encumber or transfer any of his or her rights and interests under the Award described in this document, except, in the event of his or her death, by will or the laws of descent and distribution.

8.Withholding Tax. The Company shall have the power and the right to deduct or withhold an amount sufficient to satisfy federal, state, and local taxes (including FICA obligations), domestic or foreign, and other deductions required by law to be withheld with respect to the Award. Unless the Committee or its designee agrees to a different method for withholding such taxes, the number of Shares (underlying the Award) necessary to cover applicable withholdings will be withheld from the issuance of any Shares of exchange for the Award.

9.Securities Law Requirements.

(a)The Restricted Stock Units and Performance RSUs are subject to the further requirement that, if at any time the Committee determines in its sole discretion that the listing or qualification of the Shares subject to the Restricted Stock Units and Performance RSUs under any securities exchange requirements or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the issuance of Shares under it, then Shares will not be issued under the Restricted Stock Units and Performance RSUs, unless the necessary listing, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Committee.

(b)No person who acquires Shares pursuant to the Award reflected in this document may, during any period of time during which that person is an affiliate of the Company (within the meaning of the rules and regulations of the Securities and Exchange Commission under the Securities Act), sell the Shares, unless the offer and sale is made pursuant to (i) an effective registration statement under the Securities Act, which is current and includes the Shares to be sold, or (ii) an appropriate exemption from the registration requirements of the Securities Act, such as that set forth in Rule 144 promulgated under the Securities Act. With respect to individuals subject to Section 16 of the Exchange Act, transactions under this Award are intended to comply with all applicable conditions of Rule 16b-3, or its successors under the Exchange Act. To the extent any provision of the Award or action by the Committee fails to so comply, the Committee may determine, to the extent permitted by law, that the provision or action will be null and void.

10.No Limitation on Rights of the Company. Subject to Sections 4.3, 14.1 and 14.2 of the Plan, the grant of the Award described in this document will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

11.Plan, Restricted Stock Units, Performance RSUs and Award Not a Contract of Employment. Neither the Plan, the Restricted Stock Units, the Performance RSUs nor any other right or interest that is part of the Award granted under the Plan or this document is a contract of employment, and no terms of employment or Service of the Participant will be affected in any way by the Plan, the Restricted Stock Units, the Performance RSUs, the Award, this document or related instruments, except as specifically provided therein. Neither the establishment of the Plan nor the Award will be construed as conferring any legal rights upon the Participant for a continuation of employment or Service, nor will it interfere with the right of the Company or any Affiliate to discharge the Participant and to treat him or her without regard to the effect that treatment might have upon him or her as a Participant.

12.Participant to Have No Rights as a Stockholder. Except as provided in Section 4 above, the Participant will have no rights as a stockholder with respect to any Shares subject to the Restricted Stock Units or Performance RSUs, as applicable, prior to the date on which he or she is recorded as the holder of those Shares on the records of the Company.

13.Notice. Any notice or other communication required or permitted hereunder must be in writing and must be delivered personally, or sent by certified, registered or express mail, postage prepaid. Any such notice will be deemed given when so delivered personally or, if mailed, three days after the date of deposit in the United States mail, in the case of the Company to 12420 Stonebridge Road, Roanoke, Indiana 46783, Attn: Corporate Secretary, and, in the case of the Participant, to the last known address of the Participant in the Company's records.

14.Governing Law. This document and the Award will be construed and enforced in accordance with, and governed by, the laws of the State of Indiana, determined without regard to its conflict of law rules.

15.Code Section 409A. Notwithstanding any other provision in this document, if a Participant is a "specified employee" (as such term is defined for purposes of Code Section 409A) at the time of his or her termination of Service, no amount that is subject to Code Section 409A and that becomes payable by reason of such termination of Service shall be paid to the Participant before the earlier of (i) the expiration of the six-month period measured from the date of the Participant's termination of Service, and (ii) the date of the Participant's death.

16.Plan Document Controls. The rights granted under this document are in all respects subject to the provisions of the Plan to the same extent and with the same effect as if they were set forth fully therein. If the terms of this document or the Award conflict with the terms of the Plan, the Plan will control.

I/2776631.7